Exhibit 99.1

8081 Arco Corporate Dr. Suite 400 Raleigh, NC 27617 Telephone: 919-941-9777 Fax: 919-941-9797 www.inspirepharm.com

For Immediate Release

INSPIRE ANNOUNCES RESULTS OF SECOND PHASE 3 TRIAL

WITH DENUFOSOL FOR CYSTIC FIBROSIS

- TIGER-2 Trial Did Not Meet Primary or Key Secondary Endpoints -

- Conference Call and Webcast Scheduled for 9:00 am ET on January 3, 2011 -

RALEIGH, NC - January 3, 2011 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the top-line results from its second Phase 3 clinical trial, TIGER-2, with denufosol tetrasodium for the treatment of cystic fibrosis (CF).

The trial did not achieve statistical significance for its primary efficacy endpoint, which was change from baseline in FEV1 (Forced Expiratory Volume in One Second) at the Week 48 Endpoint (48 weeks or last observation carried forward). Patients receiving denufosol in the 466-patient, double-blind, placebo-controlled clinical trial had an improvement of 40 mL, compared to 32 mL for the patients receiving placebo (p=0.742).

Adrian Adams, President and CEO of Inspire, stated, “These TIGER-2 results were disappointing and unexpected given the treatment effect observed in the TIGER-1 trial. We will conduct a thorough analysis of the data to fully understand the results from this trial and the impact on any future development of denufosol and on the Company going forward. We expect to provide a detailed corporate update by mid-February. Meanwhile, we will continue to focus on our ophthalmology business.”

Charles A. Johnson, M.D., Executive Vice President of Research and Development and Chief Medical Officer, stated, “We believe that the TIGER-2 trial was designed and executed appropriately and was sufficient to provide data on the efficacy of denufosol at 48 weeks. The analysis of the primary endpoint, key secondary endpoints and select subgroup populations in TIGER-2 indicates an absence of meaningful treatment benefit in this patient population. We want to thank the investigators, cystic fibrosis patients and caregivers for their involvement in this trial.”

Additional TIGER-2 Data

For the 466 patients randomized in TIGER-2, the treatment groups were balanced with respect to demographic and background characteristics: the mean age was 15.1 years, the mean lung function was 89.7% of the predicted normal value of FEV1 and the use of concomitant medications including inhaled antibiotics, dornase alfa (PULMOZYME®), and oral macrolide antibiotics was similar between the treatment groups. Patients were enrolled in the U.S. (82%), Australia and New Zealand (11%) and Canada (6%).

There were no statistically significant differences between denufosol and placebo for three key secondary endpoints, which were:

•

Rate of change in percent predicted FEV1 over 48 weeks, a measure of lung function adjusted for a patient’s predicted normal based on height, weight and gender (-2.30% for denufosol and -3.02% for placebo; p=0.410);

•	Change from baseline in FEF25%-75% (Forced Expiratory Flow) at the Week 48 Endpoint, a measure of small airways function (-0.034 L/sec for denufosol, -0.018 L/sec for placebo; p=0.728); and

•	Time to first pulmonary exacerbation, as defined by treatment with I.V. antibiotics for at least one respiratory sign or symptom (p=0.132).

Patient retention rates were similar between treatment groups with approximately 82% completing the trial (82% for denufosol, 83% for placebo). Six percent of patients in both groups withdrew from the trial due to adverse events (AEs). The most common AE was cough, which was similar in both treatment arms. The incidence of AEs and serious adverse events in the denufosol group was comparable to the placebo group. The incidence of pulmonary exacerbations, as defined by treatment with I.V. antibiotics for at least one respiratory sign or symptom, was similar in both treatment arms (21% for denufosol, 26% for placebo).

Update on DEFY Open-Label Trial

Patients that completed the TIGER-2 trial were eligible to enroll in a separate three-year open-label trial of denufosol called DEFY. Based on the lack of meaningful benefit observed in TIGER-2, Inspire will be recommending that patients in the DEFY trial discontinue treatment with denufosol. Inspire will be communicating with participating clinical trial sites on the next steps for the DEFY trial in the near future.

Conference Call and Live Webcast

Inspire will host a conference call and live webcast today, January 3, 2011, at 9:00 a.m. ET. The live webcast and replay will be available on Inspire’s website at www.inspirepharm.com. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 34940656. A telephone replay of the conference call will be available until January 17, 2011. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 34940656.

About the Denufosol Tetrasodium Clinical Program

TIGER-1, the first Phase 3 trial with denufosol for the treatment of CF, included a 24-week placebo-controlled portion, followed by a 24-week open-label safety extension. The placebo-controlled portion was a double-blind, randomized trial comparing 60 mg of denufosol to placebo, administered three times daily by jet nebulizer, in 352 patients with mild cystic fibrosis lung disease (baseline FEV1 ≥ 75% of predicted normal).

TIGER-2, the second Phase 3 clinical trial with denufosol for the treatment of CF, was a 48-week, placebo-controlled, double-blind, randomized trial comparing 60 mg of denufosol to placebo, administered three times daily by jet nebulizer in 466 patients with mild cystic fibrosis lung disease (baseline FEV1 ≥ 75% and ≤ 110% of predicted normal).

About Cystic Fibrosis

Cystic fibrosis (CF) is a life-threatening disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein, an ion channel. In CF patients, a defect in this ion channel leads to poorly hydrated lungs and severely impaired mucociliary clearance. Chronic secondary infections invariably occur, resulting in progressive lung dysfunction and deterioration. Respiratory infections and complications account for more than 90% of the mortality associated with this disease. According to the U.S. Cystic Fibrosis Foundation’s Patient Registry, the median life expectancy for patients is approximately 38 years. There are approximately 33,500 diagnosed CF patients in the U.S. and Canada.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Inspire’s clinical pipeline includes denufosol tetrasodium for cystic fibrosis in Phase 3 development and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the timing or the outcome of the Company’s analysis of the TIGER-2 data; the Company’s understanding of the results of the TIGER-2 trial; the impact of the analysis on any future development of denufosol and on the Company moving forward; the Company’s ability to provide a detailed corporate update by mid-February; the Company’s focus on its ophthalmology business; the next steps for the DEFY trial; and the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	Biosector2
Jenny Kobin	Alyssa Bleiberg
VP, Investor Relations and Corporate Communications	(212) 845-5628
(919) 287-1219	(973) 432-7289 (cell)